As filed with the Securities and Exchange Commission on February 10, 1997
                                                    Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                              --------------------
                   ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD.
                              --------------------
             (Exact Name of Registrant as Specified in Its Charter)

         DELAWARE                                  13-3858917
(State or other jurisdiction of                  (I.R.S. Employer
incorporation or organization)                   Identification No.)

         2200 CORPORATE BOULEVARD, SUITE 317
         BOCA RATON, FLORIDA                            33431
(Address of principal executive offices)             (Zip Code)


     ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. INCENTIVE STOCK OPTION PLAN
               FOR EMPLOYEES, DIRECTORS, CONSULTANTS AND ADVISERS
                            (Full Title of the Plan)


                                 RICHARD IAMUNNO
                                    PRESIDENT
                   ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD.
                       2200 CORPORATE BOULEVARD, SUITE 317
                            BOCA RATON, FLORIDA 33431
                     (Name and Address of agent for service)

                                 (561) 995-2190
          (Telephone number, including area code, of agent for service)


                                 WITH A COPY TO:
                               WILLIAM RILEY, ESQ.
                                  396 BROADWAY
                            NEW YORK, NEW YORK 10013
                                 (212) 219-9866

            Approximate date of proposed sales pursuant to the plan:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                        Proposed                   Proposed
       Title of                                          maximum                    maximum
      securities                Amount                  offering                   aggregate                  Amount of
        to be                    to be                    price                    offering                 registration
      registered              registered                per share                    price                       fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock
par value,
$.001 per                     250,000 (1)
share                           shares                  $9.75(2)                  $2,437,500                  $738.64
================================================================================================================================

(1) There are also registered hereby such indeterminate number of shares of Common Stock as may become issuable by reason of the operation of the anti-dilution provisions of the Company's Incentive Stock Option Plan for Employees, Directors, Consultants and Advisers.

(2) The offering price is calculated solely for purposes of determining the registration fee for this offering under Rule 457(h) of the Securities Act of 1933, as amended, based on the average of the closing bid and ask price of the Company's Common Stock on February 5, 1997 as reported on the Nasdaq OTC Bulletin Board.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The  following   documents  filed  with  the  Securities  and  Exchange
Commission (the "Commission") are incorporated herein by reference by Atlantic International Entertainment, Ltd. (the "Company") and made a part hereof:

         (a) The Company's Registration Statement Form 10-SB filed with the Commission on November 15, 1995 and amended on Form 10-SB/A filed with the Commission on March 1, 1996;

         (b) The Company's Quarterly Reports on Form 10-QSB for the Quarters ended March 31, 1996, June 30, 1996, and September 30, 1996; and

         (c) The Company's Current Reports on Form 8-K dated July 16, 1996, November 18, 1996, December 19, 1996, and January 30, 1997.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         The Company's Certificate of Incorporation authorizes the issuance of 100,000,000 shares of Common Stock, $.001 par value. On February 7, 1997, there were 9,190,564 shares of Common Stock outstanding, owned by approximately 283 stockholders of record. Holders of Common Stock are entitled to one noncumulative vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no right to convert their Common Stock into any other securities. The Common Stock has no preemptive or other subscription rights.

There are no redemption or sinking fund provisions applicable to the Common Stock. All issued and outstanding shares of Common Stock are, and those offered hereby, when issued, will be, fully paid and nonassessable with no personal liability attaching to the ownership thereof.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Company's By-laws authorize indemnification of directors and officers as follows:

         ARTICLE 6 - INDEMNIFICATION

                  The  corporation  shall,  to the fullest  extent  permitted by
         Section 145 of the General Corporation Law of Delaware, as that Section may be amended and supplemented from time to time, indemnify any director, officer or trustee which it shall have power to indemnify under the Section against any expenses, liabilities or other matters referred to in or covered by that Section. The indemnification provided for in this Article (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote on stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) shall continue as to a person who has ceased to be a director, officer or trustee and (iii) shall inure to the benefit of the heirs, executors and administrators of such a person. The corporation's obligation to provide indemnification under this Article shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the corporation or any other person.

                  Expenses incurred by a director of the Corporation in defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was a director of the Corporation (or was serving at the Corporation's request as a director or officer of another corporation) shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by relevant sections of the General Corporation Law of Delaware.

                  To assure indemnification under this Article of all such persons who are determined by the corporation or otherwise to be or to have been "fiduciaries" of any employee benefit plan of the corporation which may exist from time to time, such Section 145 shall, for the purposes of this Article, be interpreted as follows: an "other enterprise" shall be deemed to include such an employee benefit plan, including, without limitation, any plan of the corporation which is governed by the Act of Congress entitled "Employee Retirement Income Security Act of 1974," as amended from time to time; the corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed "fines"; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

         See Item 9(e) below for information regarding the position of the Commission with respect to the effect of any indemnification for liabilities arising under the Securities Act of 1933, as amended.

         Section 145 of the Delaware General Corporation Law provides as follows:

                  "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  (b) A  corporation  may  indemnify  any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
         (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (3) by the stockholders.

                  (e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  (g) A  corporation  shall have power to purchase  and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

                  (h)  For  purposes  of  this   section,   references  to  "the
         corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participant and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  (k) The Court of  Chancery  is hereby  vested  with  exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

         The Company maintains a directors and officers insurance and company reimbursement policy. The policy insures directors and officers against unindemnified loss arising from certain wrongful acts in their capacities and reimburses the Company for such loss for which the Company has lawfully indemnified the directors and officers. The policy contains various exclusions, none of which relate to the offering hereunder.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

          4         -      Incentive Stock Option Plan for Employees, Directors,
                           Consultants and Advisers.

          5      -         Opinion of William J. Reilly, Esq.

         23(a)   -         Consent  of  Jones,  Jensen  &  Company,  independent
                           auditors.

         23(b)   -         Consent of William J. Riley,  Esq.  (included  in his
                           opinion filed herewith as Exhibit 5).

         24      -         Powers of Attorney (included on page 11).


ITEM 9.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

             a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

                (i) to include any prospectus requires by Section 10(a)(3) of the Securities Act of 1933;

                (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

             c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on this 10th day of February, 1997.

                         Atlantic International Entertainment, Ltd.
                         (Registrant)

                         /S/ RICHARD IAMUNNO
                         ------------------------------------------------------
                         Richard Iamunno, Chief Executive Officer and President


                       POWER OF ATTORNEYS AND SIGNATORIES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the undersigned officers and directors of Atlantic International Entertainment, Ltd. hereby constitutes and appoints Richard Iamunno and Norman Hoskin and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him in his name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, and to make any applicable state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable said corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   SIGNATURE                     TITLE                           DATE
   ---------                     -----                           ----

/S/ NORMAN HOSKIN          Chairman of the Board,            February 10, 1997
-----------------------    Secretary & Treasurer
Norman Hoskin              (Principal Accounting and
                            Financial Officer)


/S/ RICHARD IAMUNNO        President, Chief Executive        February 10, 1997
----------------------     Officer, Director
Richard Iamunno



/S/ STEVEN BROWN          Director                           February 10, 1997
----------------------
Steven Brown